Exhibit 5.1

Jodie M. Bourdet

+1 415 693 2054

jbourdet@cooley.com

March 16, 2020

ShotSpotter, Inc.

7979 Gateway Blvd., Ste. 210

Newark, California 94560

Ladies and Gentlemen:

We have acted as counsel to ShotSpotter, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 1,408,943 shares (the “Shares”) of the Company’s Common Stock, par value $0.005 per share (“Common Stock”), including (a) 1,108,943 shares of Common Stock pursuant to the Company’s 2017 Equity Incentive Plan (the “2017 EIP”) and (b) 300,000 shares of Common Stock pursuant to the Company’s 2017 Employee Stock Purchase Plan (together with the 2017 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect and (d) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with their respective Plan and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

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We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet